EXHIBIT 24

POWER OF ATTORNEY

The undersigned Directors of PHOENIX FOOTWEAR GROUP, INC., each individually, does hereby constitute and appoint James R. Riedman and Greg W. Slack, and each or any of them, the undersigned’s true and lawful attorneys-in-fact and agents, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to execute the Phoenix Footwear Group, Inc. annual report on Form 10-K for the fiscal year ended January 1, 2011, including any and all exhibits, schedules, supplements, certifications and supporting documents thereto, for the undersigned as Director, to comply with the Securities Exchange Act of 1934, and the rules, regulations and requirements of the Securities and Exchange Commission in connection therewith.

/S/ FREDRICK R. PORT	Dated: April 14, 2011
Fredrick R. Port

/S/ STEVEN M. DEPERRIOR	Dated: April 14, 2011
Steven M. DePerrior

/S/ JAMES R. RIEDMAN	Dated: April 14, 2011
James R. Riedman